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                                                                    EXHIBIT 99.1


Contact: Terrence Bowshier
VP - Director of Investor Relations
(614) 464-5078


                State Auto Financial Declares Quarterly Dividend;
                     Intercompany Pooling Agreement Amended

Columbus, Ohio (November 11, 2004) - On November 10, 2004, the board of directors of State Auto Financial Corporation (NASDAQ: STFC) declared a quarterly cash dividend of $0.045 per share, payable December 31, 2004, to shareholders of record at the close of business on December 15, 2004. This is the 54th consecutive quarterly cash dividend declared by the company's board since STFC had its initial public offering of common stock on June 28, 1991.

In related news, the boards of directors of STFC owned insurers, along with the board of directors of State Automobile Mutual Insurance Company, voted unanimously to amend the State Auto Reinsurance Pooling Agreement effective January 1, 2005. The amendment will incorporate the operating results of Meridian Security Insurance Company and Meridian Citizens Mutual Insurance Company into the pooling agreement. These two companies became affiliated with State Auto Mutual in June of 2001 and have been excluded from the pooling agreement up to this point.
Concurrent with the addition of these two companies, the participating percentage of certain pooled companies will be adjusted to maintain STFC's overall share of the pool at 80%. Together, it is estimated that these two new pool participants will add approximately $70 million of premiums to the pool in 2005. The proposed amendment is subject to regulatory approval by various Departments of Insurance.
State Auto Financial Corporation, headquartered in Columbus, Ohio, is a regional property and casualty insurance holding company engaged primarily in writing both personal and commercial lines of insurance. The company currently markets its products through more than 22,700 independent insurance agents associated with over 3,300 agencies in 26 central and eastern states, excluding New York, New Jersey and the New England states. The State Auto Insurance Companies' pool carries an A+ (Superior) rating from A.M. Best Co. Additional information on the company may be found on its web page at www.STFC.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial's Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products

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and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.